BuildingBits™
POWER TO THE SMART INVESTORS



SELLING? BUILDINGBITS BRINGS YOU THE CONTROL AND COMMUNICATION YOU NEED.

BuildingBits' platform is a crowdfunding based marketplace – creating urgency and buzz around your property. You control the amount, fund raising period, and presentation of your listing helping to get more from your property faster.

HERE'S HOW IT WORKS:

GOAL-DRIVEN LISTING CONTRACT

You see buyer interest in real time on our online site, and have options to change your listing or exit the contract. Every step of the path from listing to close in detailed on our site.

LOWER, MORE TRANSPARENT COSTS

1% Seller's commission, with direct payment for standard due diligence reports after Buyer interest has been determined. A huge advantage for sellers like you.

ABILITY TO SELL A PORTION OF YOUR PROPERTY

Raise the capital you need and eliminate management hassles by selling only a portion of your property. Maintain your ownership while leveraging the property, a win-win.

EXPOSURE TO AN UNTAPPED MARKET

Institutional buyers can be difficult and demanding to the point of diminishing returns. Our crowd of untapped buyers are looking for fair, honestly represented buildings that stand on their own merits, backed by standard 3rd party evaluation – not owners under pressure they can squeeze. You get fair value for your property in a timely manner, a net gain over difficult or manipulative institutions playing games.

If your property is a quality, income-producing asset with stable tenants, it may be a fit for BuildingBits.

IS YOUR PROPERTY RIGHT FOR BUILDINGBITS?

Please answer the following questions to determine our mutual interest. You'll get an initial response from BuildingBits by the following business day.

TELL US ABOUT YOUR BUILDING

* indicates required
Building Address

Address Line 2

City

State/Province/Region

Postal / Zip Code

Country USA

Building Type

Retail

Office

Multi-Family

Industrial

Medical

Other

Number of Tenants

Single Tenant

2-3 Tenants

4+ Tenants

Occupancy %

< 75%

75% – 95%

90% – 100%

I am the…

Owner

Broker/Representative

First Name

Last Name

Email Address *

Phone Number

SUBMIT

ALREADY WORKING WITH A BROKER?

Get in touch with us about our Broker Program.

- ABOUT BUILDINGBITS -

BuildingBit's mission is to provide equal access to opportunities in the commercial real estate marketplace for all investors, accredited and non-accredited, professional and beginner, institutional and individual, foreign and domestic.

The company's objective is to become a leading global real estate platform to match property owners with real estate investors. BuildingBits is designed for individual non-accredited investors, delivering the first online secondary market for real estate shares in individual buildings.

- PARTNER WITH BUILDING BITS -

ARE YOUR A BROKER? LET'S WORK TOGETHER.

BuildingBits gives you the power to offer your clients more.
Learn more →

NOTICE TO USERS

Our commitment to compliance and regulations…
Learn more →

- NOTICE TO INVESTORS -

The offering materials may contain forward-looking statements and information relating to, among other things, the company, its business plan and strategy, and its industry. these forward-looking statements are based on the beliefs of, assumptions made by, and information currently available to the company's management. when used in the offering materials, the words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements, which constitute forward looking statements. these statements reflect management's current views with respect to future events and are subject to risks and uncertainties that could cause the company's actual results to differ materially from those contained in the forward-looking statements. investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. the company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

the company is "testing the waters" under regulation a under the securities act of 1933. this process allows companies to determine whether there may be interest in an eventual offering of its securities. the company is not under any obligation to make an offering under regulation a. it may choose to make an offering to some, but not all, of the people who indicate an interest in investing, and that offering might not be made under regulation a. if the company does go ahead with an offering, it will only be able to make sales after it has filed an offering statement with the securities and exchange commission (sec) and the sec has "qualified" the offering statement. the information in that offering statement will be more complete than the information the company is providing now, and could differ in important ways. you must read the documents filed with the sec before investing.

no money or other consideration is being solicited, and if sent in response, will not be accepted.

no offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement filed by the company with the sec has been qualfied by the sec. any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification.

an indication of interest involves no obligation or commitment of any kind.